Exhibit 99.1

Correcting American Spectrum Realty Reports 2012 Year End Results

HOUSTON--(BUSINESS WIRE)--April 12, 2013--Funds From Operations, First table, 2012 column, last row should read: (3,795) instead of 3,795, in order for the table to foot and agree with narrative.

The corrected table reads:

	Year Ended December 31,
	2012	2011
Net income attributable to the Company	$1,414	$3,999
Depreciation and amortization from discontinued operations	1,820	6,057
Gain on sale of discontinued operations attributable to the Company	(13,243)	(17,129)
Deferred income tax expense	815	2,115
Depreciation and amortization attributable to the Company’s owned properties	5,399	7,067
FFO	$(3,795)	$2,109

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interest in office, industrial self-storage, retail and multi-family properties throughout the United States. The Company has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients.

American Spectrum Management Group, Inc. provides first-class management and leasing services for office, industrial, retail, self-storage, student housing and multi-family properties totaling over 10 million square feet in multiple states. For more information, visit www.asrmanagement.com or call 713-706-6200.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO